Exhibit (e)

CONSENT OF MAG. SILVIA MACA

I hereby consent to the use of my name under the heading “Sources of Information” in this Annual Report on Form 18-K/A for the year ended December 31, 2019 of Oesterreichische Kontrollbank Aktiengesellschaft and to its incorporation by reference into Registration Statement Nos. 333-206800 and 333-226311 of Oesterreichische Kontrollbank Aktiengesellschaft.

Date: January 22, 2021

/s/ MAG. SILVIA MACA
Name:	Mag. Silvia Maca
Title:	Director, Head of the Division for Export Financing and International Export Promotion Policy, Ministry of Finance of the Republic of Austria